Exhibit 99.1

AMETEK ANNOUNCES RECORD SECOND QUARTER RESULTS

AND RAISES 2018 GUIDANCE

— Reports second quarter sales up 14% over prior year —

— Delivers diluted earnings per share of $0.83, up 28% over prior year —

— Increases 2018 earnings guidance to $3.16 - $3.20 per diluted share —

BERWYN, PA, JULY 31, 2018 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended June 30, 2018.

AMETEK’s second quarter 2018 sales were a record $1.21 billion, up 14% compared to the second quarter of 2017, with organic sales growth of 7%. Second quarter operating income increased 18% over the same quarter last year to a record $270.1 million. Operating income margins in the second quarter were 22.3%, up 70 basis points versus the prior year. Earnings in the quarter were $0.83 per diluted share, up 28% compared to the prior year period.

“AMETEK’s businesses again delivered exceptional results,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Continued strong organic sales growth, contributions from recent acquisitions and outstanding operating performance enabled us to exceed our expectations and deliver robust growth in sales and earnings per share.”

Electronic Instruments Group (EIG)

Second quarter EIG sales were a record $744.5 million, up 13% over the same quarter of 2017. Operating income for the quarter was $193.8 million, an 18% increase over the same period last year, and operating margins expanded 110 basis points to 26.0%.

“EIG delivered record-level sales and exceptional operating performance in the quarter. The double-digit sales increase was driven by broad based organic sales growth and contributions from the recent acquisitions. Operating margins increased sharply on higher sales and continued execution of our operational excellence efforts,” commented Mr. Zapico.

Electromechanical Group (EMG)

Second quarter sales for EMG were also a record at $464.5 million, up 14% compared to the second quarter of 2017. EMG operating income in the quarter was a record $94.3 million, an 11% increase over the prior year, and operating margins were 20.3% in the quarter.

“EMG also delivered excellent results in the second quarter with double-digit sales growth and a record level of operating income. The sales growth was driven by strong organic growth and contributions from the acquisition of FMH Aerospace,” noted Mr. Zapico.

2018 Outlook

“We are very pleased with the company’s performance in the second quarter and through the first half of the year. These results highlight the strength of the AMETEK business model and the success we are having in driving our growth strategies,” commented Mr. Zapico.

“Given these strong second quarter results, we are again raising guidance for 2018. We now expect 2018 earnings per diluted share to be in the range of $3.16 to $3.20, up 21% to 23% over 2017’s adjusted diluted earnings per share. This is an increase from our previous guidance range of $3.06 to $3.12 per diluted share. We continue to expect overall sales for the year to be up low-double digits on a percentage basis, with organic sales up mid-single digits,” he added.

“Overall sales in the third quarter of 2018 are expected to be up high-single digits on a percentage basis versus the prior year period. Third quarter earnings are expected to be in the range of $0.76 to $0.78 per diluted share, up 15% to 18% over the same quarter in 2017,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its second quarter 2018 investor conference call on Tuesday, July 31, 2018, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

(Financial Information Follows)

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017 (1)	2018	2017 (1)
Net sales	$1,208,935	$1,064,604	$2,381,582	$2,072,286

Cost of sales	791,248	702,191	1,568,048	1,369,593
Selling, general and administrative	147,601	132,864	285,280	255,697

Total operating expenses	938,849	835,055	1,853,328	1,625,290

Operating income	270,086	229,549	528,254	446,996

Interest expense	(20,784)	(24,552)	(42,470)	(49,068)
Other expense, net	(1,081)	(1,642)	(1,739)	(3,151)

Income before income taxes	248,221	203,355	484,045	394,777

Provision for income taxes	54,361	52,874	108,845	105,370

Net income	$193,860	$150,481	$375,200	$289,407

Diluted earnings per share	$0.83	$0.65	$1.61	$1.25

Basic earnings per share	$0.84	$0.65	$1.62	$1.26

Weighted average common shares outstanding:
Diluted shares	233,297	231,588	233,131	231,296

Basic shares	231,252	230,158	231,090	229,853

Dividends per share	$0.14	$0.09	$0.28	$0.18

(1)

- The three and six months ended June 30, 2017 have been restated to reflect the adoption of new accounting guidance in 2018, which resulted in the presentation of $2.8 million and $5.7 million, respectively, of other net periodic benefit income in Other expense, net rather than in Operating income, with no change in Net income.

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales:
Electronic Instruments	$744,458	$657,663	$1,460,884	$1,277,432
Electromechanical	464,477	406,941	920,698	794,854

Consolidated net sales	$1,208,935	$1,064,604	$2,381,582	$2,072,286

Operating income:
Segment operating income:
Electronic Instruments	$193,831	$163,755	$377,190	$319,016
Electromechanical	94,250	84,568	185,252	162,911

Total segment operating income	288,081	248,323	562,442	481,927
Corporate administrative expenses	(17,995)	(18,774)	(34,188)	(34,931)

Consolidated operating income	$270,086	$229,549	$528,254	$446,996

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$557,693	$646,300
Receivables, net	710,956	668,176
Inventories, net	614,390	540,504
Other current assets	135,087	79,675

Total current assets	2,018,126	1,934,655

Property, plant and equipment, net	490,126	493,296
Goodwill	3,252,002	3,115,619
Other intangibles, investments and other assets	2,392,198	2,252,494

Total assets	$8,152,452	$7,796,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$307,661	$308,123
Accounts payable and accruals	874,856	830,540

Total current liabilities	1,182,517	1,138,663

Long-term debt, net	1,838,224	1,866,166
Deferred income taxes and other long-term liabilities	793,615	763,602
Stockholders’ equity	4,338,096	4,027,633

Total liabilities and stockholders’ equity	$8,152,452	$7,796,064